LEE ENTERPRISES, INCORPORATED
                          AND WHOLLY-OWNED SUBSIDIARIES

                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                                                   Year Ended September 30,
                                                 ----------------------------
                                                   1996      1995      1994
                                                 ----------------------------
                                                 Amounts in Thousands, Except
                                                       Per Share Data

Number of shares of common stock outstanding
   at beginning of the period ................    47,367     45,520    46,254
Weighted average number of shares of common
   stock issued (reacquired) during the period      (267)       700       (56)
Weighted average number of common stock
   equivalents ...............................       891        742       652
Weighted average number of shares of common
   stock outstanding during each period ......    47,991     46,962    46,850

Income from continuing operations ............   $53,670    $52,232   $45,137
Income (loss) from discontinued operations ...    (8,223)     6,227     5,717
                                                 ----------------------------
              Net income .....................   $45,447    $58,459   $50,854
                                                 ============================

Earnings per share of common stock:
   Income from continuing operations .........   $  1.12    $   1.11  $  0.97
   income (loss) from discontinued operations      (0.17)       0.13     0.12
                                                 ----------------------------
              Net income .....................   $  0.95    $   1.24  $  1.09
                                                 ============================